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                                                            Exhibit 23



                       Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of Susquehanna Bancshares, Inc. on Form S-8 (File No. 33-92512) of our report, which includes an explanatory paragraph related to a change in the method of accounting for income taxes in 1993, dated January 23, 1996, except for Note 2 as to which the date is February 1, 1996, on our audits of the consolidated financial statements of Susquehanna Bancshares, Inc., as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995, which report is incorporated by reference in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.



One South Market Square
Harrisburg, Pennsylvania
March 20, 1996